Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Empresa Nacional de Electricidad S.A. (Endesa-Chile)

We consent to the incorporation by reference in the registration statement on Form F-3 of Enersis S.A. (No. 333-186823) of our reports dated April 30, 2015, with respect to the consolidated statements of financial position of Endesa-Chile and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, appearing in the Annual Report on Form 20-F of Enersis S.A. for the year ended December 31, 2014.

/s/ KPMG
KPMG Auditores Consultores Ltda.
SANTIAGO,CHILE
April 30, 2015

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